Exhibit 99A

Contact:  Martin Roenigk                    Stern & Co.
          443-831-6211                      Mark Perlgut
          mroenigk@compudyne.com            212-888-0044
          www.compudyne.com                 mperlgut@sternco.com




           COMPUDYNE SHAREHOLDERS APPROVE TIBURON MERGER,
                    MERGER COMPLETED MAY 2, 2002


HANOVER, MD   May 2, 2002 - CompuDyne Corp. (Nasdaq: CDCY), the
industry leader in sophisticated security products, integration and technology for the public security markets, announced that its shareholders had approved the planned merger with Tiburon at the company's annual meeting on May 2, 2002. The merger became effective immediately after the shareholder vote.

In connection with the merger, CompuDyne will be issuing approximately
1.2 million of its common shares to Tiburon shareholders as well as paying approximately $12 million in cash as merger consideration. The cash was provided by an increased bank line arranged recently with PNC Bank and SunTrust Bank.

While the merger closed several months later than originally anticipated due to legal and regulatory delays, it is still expected to be accretive to CompuDyne earnings for the balance of 2002 and beyond.

"We are tremendously pleased to have completed the Tiburon merger," said Martin Roenigk, Chairman of CompuDyne, "the extended negotiations, as well as legal and regulatory requirements, have been a significant diversion for both companies. We are more convinced than ever that this merger will strengthen both companies strategically and operationally and result in accelerated growth in revenues and earnings for CompuDyne."

"Joining with CompuDyne adds financial and operational strengths, as well as considerable cross marketing opportunities," said Bruce Kelling, Chairman of Tiburon, "our Public Safety business has seen increased bidding and award activity in recent months and we are very optimistic about our prospects in the coming years. Our recent reorganization and emphasis on standardizing products has substantially increased our competitive position and marketing strength."


About CompuDyne
---------------

Ranked #61 among Forbes Magazine's "200 Best Small Companies" and #10 among Fortune Small Business' "FSB 100: America's Best Small Companies"; CompuDyne operates four business groups; each with leading positions in physical and electronic security and technology-based solutions for the public security market. Corrections is the world's largest supplier of physical and electronic security products, as well as integration and maintenance services, to the corrections and courthouse markets.
Attack Protection is the largest provider of bullet, blast and attack resistant products to U.S. embassies, banks, courthouses and other highly secured facilities in the U.S. and around the world and also designs and manufactures fiber-optic sensors and related systems using optical fiber, proprietary optics and digital signal processing.
Federal Security Systems is a supplier of security and specialty engineering services and telecommunications products to the military, intelligence and commercial markets. Public Safety includes Tiburon which has developed, implemented, and supported automated information solutions for public safety and justice agencies worldwide since 1980. With more than 400 government agencies supported by 250 employees from nine offices across the United States, Tiburon is believed to be the largest participant in the public safety software market. Public Safety also includes CorrLogic, which provides large scale inmate management and institutional medical software systems.


Certain statements made in this press release constitute "forward-looking statements" within the meaning of the federal securities law, including those statements concerning the Company's expectations with respect to future events. These statements involve risks and uncertainties that cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Risks inherent in CompuDyne's business and with respect to future uncertainties are further described in its filings with the Securities and Exchange Commission, such as the Company's Form 10-K, Form 10-Q, and Form 8-K reports.